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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                     Commission File Number: 333-64896-01

                               Mid-State Trust XI
          (Issuer in respect of Mid-State Trust XI Asset-Backed Notes)
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             (Exact name of registrant as specified in its charter)

        c/o 401 South Tryon, Street, 12th Floor Charlotte, NC 28288-1179
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   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Registrant's telephone number, including area code: (704) 383-6118

                 Mid-State Trust XI Asset-Backed Notes, Class A
                Mid-State Trust XI Asset-Backed Notes, Class M-1 Mid-State Trust XI Asset-Backed Notes, Class M-2
                 Mid-State Trust XI Asset-Backed Notes, Class B
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to Terminate or suspend the duty to file reports

      Rule 12g-4(a)(1)(i)    [   ]    Rule 12h-3(b)(1)(i)       [   ]
      Rule 12g-4(a)(1)(ii)   [   ]    Rule 12h-3(b)(1)(ii)      [   ]
      Rule 12g-4(a)(2)(i)    [   ]    Rule 12h-3(b)(2)(i)       [   ]
      Rule 12g-4(a)(2)(ii)   [   ]    Rule 12h-3(b)(2)(ii)      [   ]
                                      Rule 15d-6                [ X ]

     Approximate number of holders of record as of the certification or notice date: 25

     Pursuant to the requirements of the Securities Exchange Act of 1934 Wachovia Bank, National Association, as trustee on behalf of Mid-State Trust XI Asset-Backed Notes has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 23, 2005                 By: /s/ Thomas Musarra
                                           -----------------------------
                                        Name: Thomas Musarra
                                        Title: Vice President